UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 8, 2006

JMAR Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-10515	68-0131180
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10905 Technology Place, San Diego, California		92127
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(858) 946-6800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

As previously reported, in August, 2004, the Compensation Committee of the Company's Board of Directors approved the Company’s "Balanced Scorecard" bonus plan ("BSC") pursuant to which all of the Company’s exempt employees, including each of the executive officers, are eligible to receive a bonus equal to up to 10% of such person’s base salary contingent upon the satisfaction of certain agreed-upon performance criteria. The agreed-upon performance criteria are based upon Corporate, Division and individual objectives which are derived from the Board-approved Business Plan for that year. Depending upon the employee’s position and responsibilities, the individual’s performance objectives may involve one or more of the following areas: financial performance and shareholder value; customer development; internal operating effectiveness; and organizational learning and growth. As previously reported, at a meeting of the Compensation Committee on February 11, 2005, the Compensation Committee increased the amount of the bonus potential to 12% of base salary for executive officers.

Pursuant to the BSC for 2005, the Compensation Committee approved a bonus pool of $50,000 for 2005 for all executives, representing an average of 3.6% of the total executive salaries for 2005. On April 8, 2006, a recommendation regarding the allocation of this bonus pool to the Company's executives was made and on April 12, 2006, the Chairman of the Compensation Committee approved this allocation as follows: Ulf Westblom, Vice President Marketing, Photonics Products ($3,200), Dennis Valentine, Chief Financial Officer ($10,425), Robert Selzer, Vice President Technology, Systems Division ($16,560), John Ricardi, Vice President, Sensor Product Group ($6,745) Doug Cheng, Vice President Operations ($6,000) and Scott Bloom, Vice President and General Manager of the Research Division ($7,070).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JMAR Technologies, Inc.

April 13, 2006	By:	Dennis E. Valentine

Name: Dennis E. Valentine
Title: Chief Financial Officer